FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2009

UNITY ONE CAPITAL INC.
(Exact name of registrant as specified in its charter.)

Nevada
(State of Other Jurisdiction of Incorporation)

0001451264
 (Commission File Number)

87-0400541
(I.R.S. Employee Identification No.)

Room 2101, Silver Tower, No. 933, Zhongshanxi Road,
Shanghai, China 200051
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (86) 21 51113112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

Effective July 8, 2009, the Deed between certain Investors, as defined therein, and Unity One Capital, Inc. (“Unity One” or the “Company”) and the Directors, as defined therein, and Canadian Learning Systems Corporation (“CLSC”), dated as of November 25 of 2008, was terminated in accordance with the attached Agreement to Terminate Deed (the “Termination Agreement”), dated as of July 8, 2009, by and between Ross Yuan , Jiang Shaoyi, and certain Directors, as defined therein.

The parties entered into the Termination Agreement, pursuant to Section 10 of the Deed, because of the failure of Unity One to acquire Sino-Canada High School (“SCHS”) within six (6) months as required under the Deed, and concern over Unity One’s recurring losses from operations and its inability to generate sufficient capital to support its ongoing operations.

Pursuant to Section 10 of the Deed, the parties agreed as follows: (a) to terminate the Deed and the planned acquisition of SCHS; (b) to transfer certain shares of stock back to the original shareholders of Unity One; (c) to obtain the resignation of certain directors of Unity One who were appointed in connection with the Deed, and (d) to transfer all of the issued shares of CLSC back to the original shareholder of CLSC at a nominal price.

In light of the termination of the Deed and the transactions contemplated therein, as well as the recent departure of the Company’s Chief Executive Officer, Unity One is currently reevaluating its strategic direction and viability as an ongoing concern.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY ONE CAPITAL INC.

Date: July 14, 2009	By:	/s/ Ross Yuan
Ross Yuan
Chairman of the Board